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             FORM 5                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
                                                           Washington, D.C. 20549
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/_/ Check box if no longer subject to         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:  3235-0362
    Section 16.  Form 4 or Form 5      Filed pursuant to Section 16(a) of the Securities Exchange Act   Expires:  September 30, 1998
    obligations may continue.  SEE         of 1934, Section 17(a) of the Public Utility Holding       Estimated average burden hours
    Instruction 1(b).                      Company Act of 1935 or Section 30(f) of the Investment        per response            1.0
/_/ Form 3 Holdings Reported                       Company Act of 1940                               -------------------------------
/_/ Form 4 Transactions Reported


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1. Name and Address of Reporting Person* 2. Issuer Name AND Ticker or Trading Symbol 6.Relationship of Reporting Person(s) to Issuer
                                                                                       (Check all applicable)
   Rollert     Gordon       J.              ASA International Ltd. (ASAA)               _X__Director             ____10% Owner
                                                                                        ____Officer (give        ____Other (specify
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 (Last)    (First)     (Middle)          3. IRS Identification 4. Statement for Month/Year      title                below)
                                            Number of Reporting           below)
                                            Person, if an entity                               _____________________________
 P.O. Box 620130                            (Voluntary)

                                           ###-##-####             12/98
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       (Street)                          5. If Amendment, Date of Original          7. Individual or Joint/Group Reporting
                                                        (Month/Year)                           (check applicable line)
                                                                                           _____ Form Filed by One Reporting Person
                                                                                           _____ Form Filed by More than One
Newton (Lower Falls)  MA     02462-0130                                                          Reporting Person
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  (City)      (State)         (Zip)             Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owner

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1. Title of Security     2.   Trans-    3. Trans-   4. Securities Acquired (A) or    5. Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                action       action      Disposed of (D)                  Securities      ship          Indirect
                              Date         Code        (Instr. 3, 4 and 5)              Beneficially    Form:         Beneficial
                             (Month/      (Instr. 8)                                    Owned at end    Direct        Ownership
                              Day/                     (A) or                           of Issuer's     (D) or       (Instr. 4)
                              Year)       Amount       (D)            Price             Fiscal Year     Indirect
                                                                                       (Instr. 3 and 4) (I) (Instr.
                                                                                                         4)
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Common Stock (no change)                                                                6,785 shares      D
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                                                                                        3,877 shares     *I
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* shares are owned by the Estate of Harvey D. Hiller, Mr. Rollert's wife's
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  father, pending transfer to Mr. Rollert's wife.
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  * If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                                                          SEC 2270 (7-97)

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FORM 5 (continued)                        Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                      (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-   3. Trans- 4. Trans-   5. Number of Deri-        6. Date Exercis   7. Title and Amount of Under-
   Security (Instr.3)      sion of      action    action      tive Securities Ac-      able and Expi-     lying Securities
                           Exercise     Date      Code        quired (A) or Dis-       ration Date        (Instr. 3 and 4)
                           Price of    (Month/    (Instr. 8)  posed of (D)             (Month/Day/
                           Deriva-      Day/                  (Instr. 3, 4, and 5)     Year)
                           tive         Year)
                                        Security
                                                                                      Date    Expira-            Amount or
                                                                                      Exer-   tion               Number of
                                                               (A)          (D)       cisable Date       Title   Shares

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Option to Purchase       $1.56/sh     9/19/97       I                       20,000   7/7/96*  7/6/02*  Common    20,000
                                                                                                       Stock
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 8.   Price    9.   Number    10.  Owner-   11.  Nature
      of            of Deriv-      ship of       of Indi-
      De-           ative          Deriva-       rect
      riva-         Secur-         tive          Benefi-
      tive          ities          Secur-        cial
      Sec-          Bene-          ity: Di-      Owner-
      urity         ficially       rect          ship
      (Instr. 5)    Owned          (D) or        (Instr. 4)
                    at End         Indir-
                    of Year        ect (I)
                  (Instr. 4)     (Instr. 4)
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     1.56           0*             D
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Explanation of Responses: Mr. Rollert sold back to ASA for $10,000 his option to purchase 20,000 shares of
                          Common Stock. The option became fully vested on 7/7/96 and was scheduled to expire on 7/6/02, but was cancelled on 9/19/97 when repurchased by ASA.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.                                                   /S/ GORDON J. ROLLERT               FEBRUARY 16, 1999
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              ** Signature of Reporting Person            Date
                                                                             Gordon J. Rollert
Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, sEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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